As filed with the Securities and Exchange Commission on December 7, 2006

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NextWave Wireless Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware	14-1926116
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
12670 High Bluff Drive San Diego, CA 92130

(Address of Principal Executive Offices)

NEXTWAVE WIRELESS INC. 2005 STOCK INCENTIVE PLAN CYGNUS COMMUNICATIONS, INC. 2004 STOCK OPTION PLAN

(Full Title of Plan)
Frank A. Cassou Executive Vice President - Corporate Development and Chief Legal Counsel 12670 High Bluff Drive San Diego, CA 92130 (858) 480-3100

(Name, Address, and Telephone Number,
Including Area Code, of Agent For Service)
__________________________________________________________
Copies to:
Marita A. Makinen, Esq.
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value	12,708,867	$6.90	$87,749,597.80	$9,389.21

(1)
The securities to be registered are issuable under the NextWave Wireless Inc. 2005 Stock Incentive Plan and the CYGNUS Communications, Inc. 2004 Stock Option Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
In accordance with Rule 457(h), the registration fee is based on the weighted average exercise price for outstanding options. The registration fee for remaining shares issuable under the NextWave Wireless Inc. 2005 Stock Incentive Plan and the CYGNUS Communications, Inc. 2004 Stock Option Plan has been computed pursuant to Rule 457(h)(1) based on the aggregate book value of the shares as of December 1, 2006 ($26,171,279.80).

II-2

EXPLANATORY NOTE

This registration statement on Form S-8 of NextWave Wireless Inc. (this “Registration Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 12,708,867 shares of our common stock, par value $0.001 per share, to be issued to participants in the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”) and the CYGNUS Communications, Inc. 2004 Stock Option Plan (the “CYGNUS Plan”). On November 13, 2006, our wholly owned subsidiary merged with and into NextWave Wireless LLC. As a result of the merger, NextWave Wireless LLC and CYGNUS Communications, Inc. became our wholly owned subsidiaries and we assumed the obligation of NextWave Wireless LLC to issue its equity securities pursuant to the Stock Incentive Plan (formerly known as the NextWave Wireless LLC 2005 Units Plan) and the CYGNUS Plan.

This Registration Statement includes the registration for reoffer and resale of up to 12,708,867 shares of our common stock that may be acquired in the future under this Registration Statement by participants in the Stock Incentive Plan or the CYGNUS Plan who are our “affiliates” as such term is defined in Rule 405 under the Securities Act of 1933, which shares constitute “control securities” as such term is defined in General Instruction C to Form S-8.

The materials that follow Part I and precede Part II of this Registration Statement constitute a reoffer prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8. As specified in General Instruction C of Form S-8, until we meet the registrant requirements for the use of Form S-3, the amount of securities to be reoffered or resold under the reoffer prospectus by each selling stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by NextWave Wireless Inc. with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Throughout this Registration Statement, the words "NextWave Wireless," "we," "us," the "Company," and "our" refer to NextWave Wireless Inc. and its consolidated subsidiaries.

REOFFER PROSPECTUS

12,708,867 Shares

NEXTWAVE WIRELESS INC.

Common Stock

____________________________

This prospectus covers the reoffer and resale of up to 12,708,867 shares of our common stock, par value $0.001 per share, to be issued to participants in the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”) and the CYGNUS Communications, Inc. 2004 Stock Option Plan (the “CYGNUS Plan”), who are our “affiliates” as such term is defined in Rule 405 under the Securities Act of 1933, which shares constitute “control securities” as such term is defined in General Instruction C to Form S-8. On November 13, 2006, our wholly owned subsidiary merged with and into NextWave Wireless LLC. As a result of the merger, NextWave Wireless LLC and CYGNUS Communications, Inc. became our wholly owned subsidiaries and we assumed the obligation of NextWave Wireless LLC to issue its equity securities pursuant to the Stock Incentive Plan (formerly known as the NextWave Wireless LLC 2005 Units Plan) and the CYGNUS Plan.

Investing in our common stock involves risks. See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2006.

You should rely only on the information contained in or incorporated by reference into this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

The NextWave logo is our trademark. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, under those requirements, we file reports and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including our company, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our filings with the SEC may be inspected and copied at the public reference facilities of the SEC located at 100 F. Street NE, Room 1580, Washington, DC 20549; and at the SEC’s regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036, and at 3 World Financial Center, Room 4300, New York, NY 10281. Copies of our filings may also be obtained upon request and payment of the appropriate fee from the Public Reference Room of the SEC located at 100 F. Street NE, Mail Stop 5100, Washington, DC 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at (202) 551-8300.

You may also obtain a copy of any of our filings from us, at no cost, by writing or telephoning us at:

NextWave Wireless Inc.
12670 High Bluff Drive
San Diego, CA 92130
(858) 480-3100

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We hereby incorporate by reference into this reoffer prospectus the following documents filed with the SEC:

•	The Company's prospectus filed on November 16, 2006 pursuant to Rule 424(b) under the Securities Act, in which there is set forth our audited financial statements for the year ended December 31, 2005;

•
The description of NextWave Wireless Inc.’s Common Stock, par value $0.001 per share (the “Common Stock”), in Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-137388), filed November 7, 2006, as amended, and including any amendment or report filed for the purpose of updating such description;

•	The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

•	NextWave Wireless LLC’s Quarterly Report on Form 10-Q/A for the quarterly period ended July 1, 2006; and

•	The Company’s Current Report on Form 8-K filed with the Commission on November 14, 2006; and

•	NextWave Wireless LLC’s Current Reports on Form 8-K filed with the Commission on September 22, 2006, September 8, 2006, August 25, 2006 and July 21, 2006.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement including this reoffer prospectus which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in, or incorporated by reference into, this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including "Risk Factors," our consolidated financial statements and the related notes thereto incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus or to which this prospectus refers, before making an investment decision. In this prospectus, the terms "NextWave," "we," "our" and "us" refer to NextWave Wireless Inc. and its subsidiaries.

Our Company

We are an early-stage wireless technology company engaged in the development of next-generation mobile broadband and wireless multimedia products, technologies and services. We believe that mobile broadband represents the next logical step in the evolution of the Internet and that demand for mobile broadband will transform the global $500 billion wireless communications industry from one driven primarily by voice to one driven by broadband connectivity. We expect that mobile WiMAX, a wireless broadband system utilizing a cellular architecture to deliver fully mobile and high-quality fixed voice and data services, will play a major role in enabling the widespread delivery of mobile broadband services. We intend to focus our business activities on developing WiMAX certified products and other technologies to extend the broadband experience beyond the home or office and allow people to remain connected to the information and content they need wherever they go.

Our Business

We have organized our product, technology and service development activities into three major initiatives:

WiMAX Technology Development. Led by the Advanced Technology Group, a part of our NextWave Broadband subsidiary, we are developing WiMAX certified chipsets, base station components and terminal device reference designs to enable integrated local communications networks (commonly called local area networks, or LANs) and geographically dispersed communications networks (commonly called wide area networks, or WANs) wireless broadband solutions. A key design objective of our products and technologies is to improve the ability of mobile WiMAX to cost effectively handle the large volume of network traffic that we believe Voice Over Internet Protocol (“VoIP”) telephony and next-generation wireless multimedia applications such as high resolution streaming video will generate. By enabling mobile WiMAX networks to simultaneously operate over multiple frequency bands, and by implementing a layered network architecture, we expect that our product line will significantly improve the performance and economics of fixed and mobile WiMAX networks. We intend to sell and/or license our WiMAX certified products and technologies to network infrastructure and device manufacturers and network operators worldwide.

Mobile WiMAX Network Solutions. To stimulate demand for our products, we have accumulated a spectrum footprint across the U.S. covering a population of over 206 million people, or POPs. Led by the Network Solutions Group, which operates within our NextWave Broadband subsidiary, we intend to work with network partners who are interested in funding the deployment of shared mobile WiMAX networks that operate on our licensed spectrum and utilize network and device equipment which incorporate our products and technologies. Potential network partners include wireless service providers, cable operators, Internet service providers, and content distributors. To demonstrate the features and capabilities of our network solutions, we are currently building a 28 site mobile WiMAX trial network in Henderson, Nevada.

Wireless Multimedia Software. Through our PacketVideo subsidiary, we intend to be a leading provider of the next generation of device embedded multimedia software needed to enable the efficient capture, transmission and manipulation of multimedia content by fourth generation (4G) broadband-enabled mobile devices. At present, PacketVideo is a global provider of embedded multimedia software for mobile phones. PacketVideo licenses its multimedia software to some of the largest wireless handset manufacturers and wireless carriers in the world, who use it to transform a mobile phone into a feature-rich multimedia device that provides people with the ability to stream, download and play video and music, receive live TV broadcasts and engage in two-way video telephony. We also expect that global deployments of mobile broadband networks will create a unique opportunity for software developers such as PacketVideo to create innovative multimedia software applications optimized for the mobile environment.

We believe the combination of our products and technologies, our device embedded multimedia software products, and our spectrum assets represent a unique platform to provide advanced wireless broadband solutions to the market.

Our Executive Offices

We are a Delaware corporation. Our principal executive officers are located at 12670 High Bluff Drive, San Diego, CA 92130, and our telephone number is (858) 480-3100. We also have a website located at www.nextwave.com. The information that appears on our website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the following risks together with all of the other information contained in this registration statement before making a future investment decision with respect to our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected, and the value of our securities could decline.

Risks Relating to Our Business

We are an early-stage company and have limited relevant operating history and history of losses.

We emerged from our reorganization in April 2005 with a new business plan and have made several recent acquisitions and investments. As a result, we are at an early stage of our development and have had a limited relevant operating history and, consequently, limited historical financial information. Other than through our PacketVideo business, which we acquired in July 2005, we have never generated any material revenues and have limited commercial operations. We are currently unable to project when our wireless broadband products and technologies will be commercially deployed and generate revenue. In addition, we, along with the companies we have acquired, have a history of losses. Other than our PacketVideo business, we will not have the benefit of any meaningful operations, and we will incur significant expenses in advance of generating significant revenues, particularly from our WiMAX products and network solutions, and are expected to realize significant operating losses for the next few years. We are therefore subject to all risks typically associated with a start-up entity.

We are in the early stages of the implementation of our business plan. If we are not able to successfully implement all key aspects of our business plan, including licensing, developing and deploying the technologies required to provide WiMAX services to network operators, we may not be able to provide the type and quality of services required to achieve our business objectives. In addition, we may not be able to develop a customer base sufficient to generate adequate revenues. If we are unable to successfully implement our business plan and grow our business, either as a result of the risks identified in this section or for any other reason, we may never achieve profitability, in which event our business would fail.

If we fail to effectively manage growth in our business, our ability to develop and commercialize our products will be adversely affected.

Our business and operations have expanded rapidly since the completion of our reorganization in April 2005. For example, from April 13, 2005 through November 3, 2006, the number of our employees has increased from 50 to 481 as a result of organic growth and acquisitions. We acquired PacketVideo in July 2005 and CYGNUS Communications in February 2006 and we are still in the process of integrating these businesses. To support our expanded research and development activities for our mobile WiMAX business and the growth in our PacketVideo business, we must continue to successfully hire, train, motivate and retain our employees. We expect that significant further expansion of our operations and employee base will be necessary. In addition, in order to manage our expanded operations, we will need to continue to expand our management, operational and financial controls and our reporting systems and procedures. We will also need to retain management, key employees and business partners of PacketVideo and CYGNUS. All of these measures will require significant expenditures and will demand the attention of management. Failure to fulfill any of the foregoing requirements could result in our failure to successfully manage our intended growth and development, and successfully integrate PacketVideo and CYGNUS, which would adversely affect our ability to develop and commercialize our products and achieve profitability.

We operate in an extremely competitive environment which could materially adversely affect our ability to win market acceptance of our products and achieve profitability.

We operate in an extremely competitive market and we expect such competition to increase in the future. Set forth below is a brief description of the competitive environment for each of our divisions and PacketVideo:

Advanced Technology Group - As providers of mobile WiMAX product and technologies, we will be competing with well established, international companies that are engaged in the development, manufacture and sale of products and technologies that support alternative wireless standards such as GSM, CDMA2000 and UMTS. Companies that support these alternative wireless technologies include well established industry leaders such as Alcatel, Ericsson, Huawei, LGE, Lucent, Motorola, Nokia, Nortel, QUALCOMM, Samsung and Siemens.

In addition, we will be competing with numerous companies that are currently developing or marketing WiMAX products and technologies including Beceem, Fujitsu, Intel, Motorola, Nortel, RunCom, Samsung, Sequans and WaveSat. Some of these companies have significantly greater financial, technical development, and marketing resources than we do, are already marketing commercial WiMAX semiconductor products, and have established a significant time to market advantage. These companies are also our potential customers and partners and may not be available to us if they develop competing products. In addition, we expect additional competition to emerge in the WiMAX semiconductor and components market including well-established companies such as Samsung and Broadcom.

Network Solutions Group - The mobile WiMAX networks that we intend to build in partnership with service providers will be designed to provide end-user services that directly compete with some of the largest incumbent wireless operators in the world. These operators have already achieved high levels of market penetration, have established broad product and service distribution networks, and have developed high levels of brand recognition. Our shared network partners will also have to compete with commercial 802.11 Wi-Fi networks as well the growing number of municipal wireless broadband networks being sponsored by some major cities across the country such as San Francisco and Philadelphia. These municipal networks, which are often based on the popular 802.11 Wi-Fi standard, are expected to offer individuals with low-cost, nomadic Internet access that would compete with the fully mobile wireless broadband services our networks are intended to provide. Finally, our shared network partners may need to compete against emerging wireless multimedia broadcast networks such as Crown Castle’s Modeo and QUALCOMM’s Media Flow networks.

In addition, a growing number of incumbent wireless network operators, such as Sprint Nextel, are developing MVNO business relationships with service provider companies such as Internet service providers and cable operators. These pre-existing MVNO relationships could prevent some of these service provider companies from entering into shared network arrangements.

PacketVideo - At present, the primary competitors for PacketVideo’s multimedia software products are the internal multimedia design teams at the OEM handset manufacturers to whom PacketVideo markets its products and services. Importantly, these OEMs represent some of PacketVideo’s largest customers. In addition several companies, including Flextronics/Emuzed, Hantro, Nextreaming, Philips Software, Sasken and Thin Multimedia also currently provide software products and services that directly or indirectly compete with PacketVideo. As the market for embedded multimedia software evolves, we anticipate that additional competitors may emerge including Apple Computer, Real Networks and OpenWave.

Some of our competitors have significantly greater financial, technological development, marketing and other resources than we do, are already marketing commercial products and technologies and have established a significant time to market advantage. Our ability to generate earnings will depend, in part, upon our ability to effectively compete with these competitors.

We intend to expand our business through additional acquisitions that could result in diversion of resources and extra expenses, which could disrupt our business and increase our expenses.

Part of our strategy is to pursue acquisitions of and investments in businesses and technologies to expand our business and enhance our technology development capabilities. In addition to our CYGNUS and PacketVideo acquisitions, we have made investments in a number of companies including Hughes Systique and Inquam Broadband. The negotiation of potential acquisitions and investments, as well as the integration of acquired businesses or technologies, could divert our management’s time and resources. Acquired businesses and technologies may not be successfully integrated with our products and operations. In addition, our investments, particularly minority investments, may not give us access to new technologies or provide us with business relationships with the other company. We may not realize the intended benefit of any acquisition or investment. Our acquisitions could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, a decrease in our profit margins and amortization of intangibles and potential impairment of goodwill. In addition, our investments could result in substantial cash expenditures, fluctuations in our results of operations resulting from changes in the value of the investments and diversion of management’s time and attention. If acquisitions disrupt our operations or if our investments are not successful, our business, financial condition and results of operations may suffer.

If WiMAX technology fails to gain acceptance, we will not be successful in selling WiMAX products and technologies.

Our business plan is reliant on the deployment and market acceptance of mobile WiMAX networks and WiMAX enabled handsets and devices. WiMAX and the market for WiMAX networks and services have only recently begun to develop and is continuing to evolve. We plan to generate most of our revenue from the sale of WiMAX products and the licensing of mobile WiMAX broadband technologies. There are currently no mobile WiMAX networks in commercial operation and there can be no assurance that commercial mobile WiMAX networks will prove to be commercially viable. Mobile WiMAX will compete with several third generation (3G) and fourth generation (4G) wireless air interface technologies that are currently being deployed or developed to enable the delivery of mobile broadband services to the market, including CDMA2000 and UMTS. In order for WiMAX to gain significant market acceptance among consumers, network operators and telecommunications service providers will need to deploy WiMAX networks. However, many of the largest wireless telecommunications providers have made significant expenditures in technologies that have the potential to be competitive with WiMAX and may choose to continue to develop these technologies rather than utilize WiMAX. Certification standards for WiMAX are controlled by the WiMAX Forum, an industry group. Accordingly, standard setting for WiMAX is beyond our control. If standards for WiMAX change, the commercial viability of mobile WiMAX may be delayed or impaired and our development efforts may also be delayed or impaired or become more costly. The development of mobile WiMAX networks is also dependent on the availability of spectrum. Access to spectrum suitable for mobile WiMAX is highly competitive. We currently contemplate using multiple frequencies for our mobile WiMAX networks. This multi-spectrum approach is technologically challenging and will require the development of new software, integrated circuits and equipment, which will be time consuming and expensive and may not be successful. In order for our business to continue to grow and to become profitable, mobile WiMAX technology and related services must gain acceptance among consumers, who tend to be less technically knowledgeable and more resistant to new technology or unfamiliar services. If consumers choose not to adopt mobile WiMAX technology, we will not be successful in selling WiMAX products and technologies and our ability to grow our business will be limited.

Our wireless broadband products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable.

Our wireless broadband products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable. We are currently unable to project when our wireless broadband products and technologies will be commercially deployed and generate revenue. While we intend to continue to make substantial investments in development for the foreseeable future, it is possible that our development efforts will not be successful and that our wireless broadband products and technologies will not result in meaningful revenues. In addition, unexpected expenses and delays in development could adversely affect our liquidity. Our wireless broadband products and technologies have not been tested, even on a pre-commercial basis. Even if our products and technologies function when tested, they may not produce sufficient performance and economic benefits to justify full commercial development efforts, or to ultimately attract customers. Failure to commercially deploy our wireless broadband products and technologies will adversely affect our ability to achieve profitability.

Our future WiMAX products may not receive the certification we expect, which may affect our ability to sell our WiMAX products and services.

If our mobile WiMAX technologies and products do not receive WiMAX industry certification, we may not be able to successfully market, license or sell our mobile WiMAX products or technologies. Our WiMAX-based products may not receive the necessary certification in the time frame we expect, or at all, and may therefore not achieve the wide acceptance that we are seeking. In addition, we expect industry standards for WiMAX to evolve and if we are not able to adapt our products and technologies to any such changes, our ability to license or sell our products and technologies would be impaired.

The launch of our WiMAX network in Henderson, Nevada may be delayed or may not be successful, which could harm our business.

We are in the process of building an 802.16e WiMAX compliant trial network in Henderson, Nevada. We expect this trial network to be operational in late 2006 and intend to utilize the network to showcase our advanced IP core network, next generation IP backhaul, NMS and back office system capabilities and to provide potential network partners an opportunity to evaluate the performance of mobile WiMAX technology. We plan to seek network partners to expand this network into a commercial mobile WiMAX network that will cover the greater Las Vegas metropolitan region and serve as a platform to support the initial deployment of our products.   The trial network and the commercial network development may not be successful or may be delayed or more costly than anticipated.    If either launch is delayed or not successful, the commercial roll-out of our wireless broadband technologies and products may be delayed, sales and licenses of our WiMAX network technologies and products may be harmed and our ability to attract a network partner could be adversely affected. In addition, we may need to dedicate substantial additional resources and management time and attention to the launch of the trial and commercial networks, which could limit or delay our ability to execute other aspects of our business plan.

The business plan of our Network Solutions Group is dependent on entering into or maintaining network partner relationships.

Our Network Solutions Group intends to build and operate WiMAX compliant networks in partnership with wireless service providers, cable operators, multimedia content distributors, applications service providers and Internet service providers. We have not entered into any of these strategic relationships to date and we may not be able to negotiate these relationships on acceptable terms, or at all. If we are unable to establish and maintain these strategic relationships, we may have to modify our plans for the Network Solutions Group and seek another source of value for our spectrum licenses.

The dependence of our Network Solutions Group on future strategic relationships is subject to a number of risks, including:

•	the inability to control the amount and timing of resources that our strategic partners devote to their activities;

•	the possibility that our strategic relationship partners could separately move forward with competing products and services developed either independently or with one of our competitors;

•	the possibility that our strategic relationship partners may experience financial or technical difficulties;

•	business combinations or other changes in our strategic relationship partners business strategy may impact their willingness or ability to complete its obligations under any such relationship; and

•	changes in regulations could negatively impact the business environment in which such strategic relationship partners operate.

We may require significant capital to implement our business plan, but we may not be able to obtain additional financing on favorable terms or at all.

While we estimate that our working capital will be sufficient to fund our research and development activities and our operating losses at least through 2007, we may need to secure significant additional capital in the future to implement changes to, or expansions of, our business plan and to become cash flow positive. We may also require additional cash resources to pursue investments or acquisitions, including investments in or acquisitions of other technologies, businesses or spectrum licenses. Sources of additional capital may include public or private debt and equity financings. In addition, we have recently completed a private placement of senior secured notes that has provided us with net cash proceeds of $295.1 million available for the sole purpose of financing spectrum acquisitions and leases. After giving effect to our recent acquisition of WCS Wireless, Inc. for $160.5 million and the acquisition of two new EBS leases for $22.1 million, the remaining net proceeds of the senior secured notes are approximately $110.0 million. Concurrently with the notes placement, we paid a $142.8 million deposit to the Federal Communication Commission to qualify for the Advanced Wireless Spectrum auction, of which $110.0 million was funded with the remaining proceeds of the notes placement. On September 20, 2006 we were declared the winning bidder for 154 spectrum licenses for an aggregate bid of $115.5 million. Accordingly, approximately $27.3 million of our initial deposit was not used and was returned to us. To the extent that other attractive opportunities to acquire complimentary businesses or additional spectrum arise, we may need to raise additional funds to capitalize on such opportunities.

Risks Related to Our PacketVideo Business.

Since our inception in April 2005, substantially all of our revenues have been generated by our PacketVideo subsidiary, which we acquired in July 2005, and we believe that PacketVideo will account for a substantial portion of our revenues until we complete the development and commercialization of our wireless broadband products and technologies. Our PacketVideo business is subject to a number of risks, including:

Reliance on a limited number of mobile phone and device manufacturers and wireless carriers. For the nine months ended September 30, 2006, PacketVideo’s sales to Verizon Wireless and Nokia accounted for 50% and 10%, respectively, of our revenues. For the period from our inception (April 13, 2005) through December 31, 2005 PacketVideo’s sales to Verizon Wireless, Fujitsu and Nokia accounted for 22%, 14% and 11%, respectively, of our revenues. Aggregated accounts receivable from Verizon and Microsoft accounted for 58% and 10%, respectively, of total gross accounts receivable at September 30, 2006. We expect that our PacketVideo subsidiary will continue to generate a significant portion of its revenues through a limited number of mobile phone and device manufacturers and wireless carriers for the foreseeable future, although these amounts may vary from period-to-period. If any of these customers decides not to embed PacketVideo software into their mobile phones and devices or otherwise reduces the amount of PacketVideo software they embed in their mobile phones or devices generally, our PacketVideo revenues and results of operations could be materially adversely affected.

Our agreements with mobile phone and device manufacturers are not exclusive and many contain no minimum purchase requirements. Accordingly, mobile phone and device manufacturers may effectively terminate these agreements by no longer embedding PacketVideo’s software into their products. In addition, PacketVideo has indemnified these manufacturers from certain claims that PacketVideo’s software infringes third-party intellectual property rights. Our carrier agreements are not exclusive and generally have a limited term of one or two years with evergreen, or automatic renewal, provisions upon expiration of the initial term. These agreements set out the terms of our distribution relationships with the carriers but generally do not obligate the carriers to market or distribute any of our applications. In addition, the carriers can terminate these agreements early, and in some instances, at any time, without cause.

Many factors outside our control could impair PacketVideo’s ability to generate revenues from mobile phone and device manufacturers and wireless carriers, including the following:

•	a preference for embedded software licensed by one of PacketVideo’s competitors;

•	competing applications;

•	a decision to discontinue embedding our PacketVideo software, or mobile broadband embedded software altogether;

•	a carrier’s decision not to provide mobile broadband applications or content thereby reducing the need for PacketVideo’s applications;

•	a carrier’s network encountering technical problems that disrupt the delivery of content for our applications;

•	a manufacturer’s decision to increase the cost of mobile phones and devices embedded with PacketVideo’s software;

•	a manufacturer’s decision to reduce the price it is willing to pay for embedded software such as PacketVideo’s; and

•	consolidation among manufacturers or wireless carriers or the emergence of new manufacturers or wireless carriers that do not license PacketVideo software.

If wireless subscribers do not increase their use of their mobile phones to access multimedia content, our PacketVideo business may suffer. Our PacketVideo business is reliant on the continued and increased use of mobile phones to access multimedia content by consumers. The market for multimedia content delivery through mobile phones is relatively new. If the market does not continue to develop or develops more slowly than anticipated, mobile phone manufacturers may cease to embed PacketVideo’s software in their handsets and wireless carriers may limit or stop the delivery of multimedia content and the demand for mobile phones with embedded multimedia software may decline. If this occurs, our PacketVideo business would be harmed and our revenues would decline.

If we fail to deliver our PacketVideo applications to correspond with the commercial introduction of new mobile phone models, our sales may suffer. PacketVideo’s business is tied, in part, to the commercial introduction of new mobile phones with enhanced features. Many new mobile phone models are released in the final quarter of the year to coincide with the holiday shopping season. We cannot control the timing of these mobile phone launches. Our PacketVideo software must be modified for each new mobile phone model. If we are unable to release new versions of our PacketVideo software to coincide with these new mobile phone launches, our sales of our PacketVideo software may suffer. In addition, if new mobile phone launches are delayed or if we miss the key holiday selling season, our sales may suffer.

PacketVideo may experience difficulties in the introduction of new or enhanced products, which could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products. The development of new or enhanced embedded multimedia software products is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction, commercialization or marketing of new products or product enhancements. The difficulties could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products, which may adversely affect our results or operations.

We do not have any manufacturing capabilities and will depend on third-party manufacturers and suppliers to manufacture, assemble and package our semiconductor products.

We are currently designing and developing semiconductor products including digital baseband ASICs and multi-band RFICs. If we are successful in our design and development activities and a market for these products develops, these products will need to be manufactured. Due to the expense and complexity associated with the manufacturer of digital baseband ASICs and multi-band RFICs, we intend to depend on third-party manufacturers to manufacture these products. The dependence on third-parties to manufacture, assemble and package these products involves a number of risks, including:

•	a potential lack of capacity to meet demand;

•	reduced control over quality and delivery schedules;

•	risks of inadequate manufacturing yield or excessive costs;

•	difficulties in selecting and integrating subcontractors;

•	limited warranties in products supplied to us;

•	price increases; and

•	potential misappropriation of our intellectual property.

We may not be able to establish manufacturing relationships on reasonable terms or at all. The failure to establish these relationships on a timely basis and on attractive terms could delay our ability to launch these products or reduce our revenues and profitability.

Defects or errors in our products and services or in products made by our suppliers could harm our relations with our customers and expose us to liability. Similar problems related to the products of our customers or licensees could harm our business.

Our WiMAX products and technologies that we are developing will be inherently complex and may contain defects and errors that are detected only when the products are in use. Further, because our products and technologies that we are developing will be responsible for critical functions in our customers’ products and/or networks, such defects or errors could have a serious impact on our customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects in our products and technologies or those used by our customers or licensees, equipment failures or other difficulties could adversely affect our ability and that of our customers and licensees to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers or licensees may also experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third-party manufacturers or those of our customers or licensees. Resolving any defect or failure related issues could consume financial and/or engineering resources that could affect future product release schedules. Additionally, a defect or failure in our products and technologies that we are developing or the products of our customers or licensees could harm our reputation and/or adversely affect the growth of mobile WiMAX markets.

Because mobile WiMAX is an emerging technology that is not fully developed, there is a risk that still unknown persons or companies may assert proprietary rights to the various technology components that will be necessary to operate a WiMAX network.

As a technology company, we expect to incur expenditures to create and protect our intellectual property and, possibly, to assert infringement by others of our intellectual property. We also expect to incur expenditures to defend against claims by other persons asserting that the technology that will be used and sold by our Company infringes upon the right of such other persons. Because mobile WiMAX is an emerging technology that is not fully developed, there may be a greater risk that persons or entities unknown to us will assert proprietary rights to technology components that are necessary to operate WiMAX networks or products. More than 20 companies have submitted letters of assurance related to IEEE 802.16 and amendments stating that they may hold or control patents or patent applications, the use of which would be unavoidable to create a compliant implementation of either mandatory or optional portions of the standard. In such letters, the patent holder typically asserts that it is prepared to grant a license to its essential IP to an unrestricted number of applicants on a worldwide, non-discriminatory basis and on reasonable terms and conditions. If any companies asserting that they hold or control patents or patent applications necessary to implement mobile WiMAX do not submit letters of assurance, or state in such letters that they do not expect to grant licenses, this could have an adverse effect on the implementation of mobile WiMAX networks and the sale of our mobile WiMAX products and technologies. In addition, we can not be certain of the validity of the patents or patent applications asserted in the letters of assurance submitted to date, or the terms of any licenses which may be demanded by the holders of such patents or patent applications. If we were required to pay substantial license fees to implement our mobile WiMAX products and technologies, this could adversely affect the profitability of these products and technologies.

As the number of competitors in our market increases and the functionality of our products is enhanced, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time consuming to address, result in costly litigation, divert the efforts of our technical and management personnel or cause product release or shipment delays, any of which could have a material adverse effect upon our ability to commercially launch our products and technologies and on our ability to achieve profitability. If any of our products were found to infringe on another company’s intellectual property rights or if we were found to have misappropriated technology, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products. In any potential dispute involving other companies’ patents or other intellectual property, our customers could also become the targets of litigation. Any such litigation could severely disrupt the business of our customers, which in turn could hurt our relations with our customers and cause our revenues to decrease.

We anticipate that we will develop a patent portfolio related to our WiMAX products and technologies. However, there is no assurance that we will be able to obtain patents covering WiMAX products. Litigation may be required to enforce or protect our intellectual property rights. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to license, protect or enforce our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. In addition, failure to protect our trademark rights could impair our brand identity.

Other companies or entities also may commence actions or respond to an infringement action that we initiate by seeking to establish the invalidity or unenforceability of one or more of our patents or to dispute the patentability of one or more of our pending patent applications. In the event that one or more of our patents or applications are challenged, a court may invalidate the patent or determine that the patent is not enforceable or deny issuance of the application, which could harm our competitive position. If any of our key patent claims are invalidated or deemed unenforceable, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing such patent claims. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation.

We are dependent on a small number of individuals, and if we lose key personnel upon whom we are dependent, our business will be adversely affected.

Our future success depends largely upon the continued service of our board members, executive officers and other key management and technical personnel, particularly Allen Salmasi, our Chairman and Chief Executive Officer. Mr. Salmasi has been a prominent executive and investor in the technology industry for over 20 years, and the Company has benefited from his industry relationships in attracting key personnel and in implementing acquisitions and strategic plans. In addition, in order to develop and achieve commercial deployment of our WiMAX products and technologies in competition with well-established companies such as Intel, QUALCOMM and others, we must rely on highly specialized engineering and other talent. Our key employees represent a significant asset, and the competition for these employees is intense in the wireless communications industry. We continue to anticipate significant increases in human resources, particularly in engineering resources, through the remainder of 2006. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

As a start-up company, we may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation by well-established competitors. We do not have employment agreements with our key management personnel and do not maintain key person life insurance on any of our personnel. We also have no covenants against competition or nonsolicitation agreements with certain of our key employees. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop and commercialize our products and technology.

We may be liable for certain indemnification payments pursuant to the Plan of Reorganization.

In connection with the sale of NTI and its subsidiaries other than Old NextWave Wireless to Verizon Wireless, we agreed to indemnify NTI and its subsidiaries against all pre-closing liabilities of NTI and its subsidiaries and against any violation of the Bankruptcy Court injunction against persons having claims against NTI and its subsidiaries, with no limit on the amount of such indemnity. We are not currently aware of any such liabilities that remain following the plan of reorganization and Verizon Wireless has not made any indemnity claims. To the extent that we are required to fund amounts under the indemnification, our results of operations and our liquidity and capital resources could be materially adversely affected. In addition, we may not have sufficient cash reserves to pay the amounts required under the indemnification if any amounts were to become due.

Risks Relating to Government Regulation

Government regulation could adversely impact our development of wireless broadband products and services, our offering of products and services to consumers, and our business prospects.

The regulatory environment in which we operate is subject to significant change, the results and timing of which are uncertain. The FCC has jurisdiction over the grant, renewal, lease, assignment and sale of our wireless licenses, the use of wireless spectrum to provide communications services, and the resolution of interference between users of various spectrum bands. Other aspects of our business, including construction and operation of our wireless systems, and the offering of communications services, are regulated by the FCC and other federal, state and local governmental authorities. States may exercise authority over such things as billing practices and consumer-related issues.

Various governmental authorities could adopt regulations or take other actions that would adversely affect the value of our assets, increase our costs of doing business, and impact our business prospects. Changes in the regulation of our activities, including changes in how wireless, mobile, IP-enabled services are regulated, changes in the allocation of available spectrum by the United States and/or exclusion or limitation of our technology or products by a government or standards body, could have a material adverse effect on our business, operating results, liquidity and financial position.

Changes in legislation or regulations may affect our ability to conduct our business or reduce our profitability.

Future legislative, judicial or other regulatory actions could have a negative effect on our business. Some legislation and regulations applicable to the wireless broadband business, including how wireless, mobile, IP-enabled services are regulated, are the subject of ongoing judicial proceedings, legislative hearings and administrative proceedings that could change the manner in which our industry is regulated and the manner in which we operate. We cannot predict the outcome of any of these matters or their potential impact on our business.

If, as a result of regulatory changes, we become subject to the rules and regulations applicable to telecommunications providers, commercial mobile service providers or common carriers at the federal level or in individual states, we may incur significant litigation and compliance costs, or we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

We may not have complete control over our transition of EBS and BRS spectrum, which could impact compliance with FCC rules.

The FCC’s rules require transition of EBS and BRS spectrum to the new band plan on a Basic Trading Area (“BTA”) basis. See “Government Regulation-BRS-EBS License Conditions.” We do not hold all of the EBS and BRS spectrum in the BTAs in which we hold spectrum. Consequently, we will need to coordinate with other EBS and BRS licensees in order to transition spectrum we hold or lease. Disagreements with other EBS or BRS licensees about how the spectrum should be transitioned may delay our efforts to transition spectrum, could result in increased costs to transition the spectrum, and could impact our efforts to comply with applicable FCC rules. On April 27, 2006, the FCC implemented new, amended rules related to transition of the spectrum, and it adopted rules that will permit us to self-transition to the reconfigured band plan if other spectrum holders in our BTAs do not timely transition their spectrum.

Our use of EBS spectrum is subject to privately negotiated lease agreements. Changes in FCC rules governing such lease agreements, contractual disputes with EBS licensees, or failures by EBS licensees to comply with FCC rules could impact our use of the spectrum.

All commercial enterprises are restricted from holding licenses for EBS spectrum. Eligibility for EBS spectrum is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students (e.g. school districts), and nonprofit organizations whose purposes are educational. Access to EBS spectrum can only be gained by commercial enterprises through privately-negotiated EBS lease agreements. FCC regulation of EBS leases, private interpretation of EBS lease terms, private contractual disputes, and failure of an EBS licensee to comply with FCC regulations all could impact our use of EBS spectrum and the value of our leased EBS spectrum. On April 27, 2006, the FCC released new rules governing EBS lease terms. EBS licensees are now permitted to enter into lease agreements with a maximum term of 30 years; lease agreements with terms longer than 15 years must contain a “right of review” by the EBS licensee every five years beginning in year 15. The right of review must afford the EBS licensee with an opportunity to review its educational use requirements in light of changes in educational needs, technology, and other relevant factors and to obtain access to such additional services, capacity, support, and/or equipment as the parties shall agree upon in the spectrum leasing arrangement to advance the EBS licensee’s educational mission. A spectrum leasing arrangement may include any mutually agreeable terms designed to accommodate changes in the EBS licensee’s educational use requirements and the commercial lessee’s wireless broadband operations. In addition, the terms of EBS lease agreements are subject to contract interpretation and disputes could arise with EBS licensees. There can be no assurance that EBS leases will continue for the full lease term, or be renewed, or be extended beyond the current term, on terms that are satisfactory to us. Similarly, since we are not eligible to hold EBS licenses, we must rely on EBS licensees with whom we contract to comply with FCC rules. The failure of an EBS licensee from whom we lease spectrum to comply with the terms of their FCC authorization or FCC rules could result in termination, forfeiture or non-renewal of their authorization, which would negatively impact the amount of spectrum available for our use.

If we do not comply with FCC build- out requirements relating to our spectrum licenses, such licenses could be subject to forfeiture.

Certain build-out or “substantial service” requirements apply to our licensed wireless spectrum, which generally must be satisfied as a condition of license renewal. In particular, the renewal deadline and the substantial service build-out deadline for our WCS spectrum is July 21, 2007. Failure to make the substantial service demonstration, without seeking and obtaining an extension from the FCC, would result in license forfeiture.

We are participating with other WCS band license holders in a waiver process with the FCC to move the substantial service dates for this license band from July 2007 to the later of July 2010 or three years from FCC adoption of certain technical rules for the WCS band . Extensions of time to meet substantial service demonstrations are not routinely granted by the FCC . If the substantial service dates are not extended, in order to meet the current substantial service date of July 2007, we estimate that an expenditure of approximately $40 million would be required over the next 12 months . The expenditure of this amount would reduce the amount of our cash and cash equivalents available for research and development unless we obtain additional financing.

We have no guarantee that the licenses we hold or lease will be renewed.

The FCC generally grants wireless licenses for terms of ten years which are subject to renewal and revocation. FCC rules require all wireless licensees to comply with applicable FCC rules and policies and the Communications Act of 1934 in order to retain their licenses. For example, licensees must meet certain construction requirements, including making substantial service demonstrations, in order to retain and renew FCC licenses. Failure to comply with FCC requirements with respect to any license could result in revocation or non-renewal of a license. There is no guarantee that licenses we hold or lease will remain in full force and effect or be renewed.

New FCC concepts impacting spectrum use could affect our use of wireless spectrum.

The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. For example, it is considering new concepts that might permit unlicensed users to “share” our licensed spectrum to the extent the FCC believes harmful interference will not occur. These new uses could adversely impact our utilization of our licensed spectrum and our operational costs.

Interference could negatively impact our use of wireless spectrum we hold, lease or use.

Under applicable FCC rules, users of wireless spectrum must comply with technical rules that are intended to eliminate or diminish harmful electrical interference between wireless users. Licensed spectrum is generally entitled to interference protection, subject to technical rules applicable to the radio service, while unlicensed spectrum has no interference protection rights and must accept interference caused by other users.

Wireless devices utilizing WCS, BRS and EBS spectrum may be susceptible to interference from Satellite Digital Audio Radio Services (“SDARS” ).

Since 1997, the FCC has considered a proposal to permanently authorize terrestrial repeaters for SDARS adjacent to the C and D blocks of the WCS band; the FCC has permitted a large number of these SDARS terrestrial repeaters to operate on a special temporary authorization since 2001. Permanently authorizing SDARS repeaters adjacent to the WCS band could cause interference to WCS, BRS and EBS receivers. The extent of the interference from SDARS repeaters is unclear and is subject to the FCC’s final resolution of pending proceedings. Because WCS C and D block licenses are adjacent to the SDARS spectrum, the potential for interference to this spectrum is of greatest concern. There is a lesser magnitude concern regarding interference from SDARS to WCS A and B block licenses, and EBS and BRS licenses. Central to the FCC’s evaluation of this proposal has been the technical specification for the operation of such repeaters. Final technical rules will determine the potential interference conditions and requirements for mitigation. If SDARS repeaters result in interference certain portions of our network coverage may become unserviceable with our WCS spectrum and consequently, our ability to offer that licensed spectrum to potential network partners could be adversely affected and our ability to realize value from this spectrum may be impaired.

Increasing regulation of the tower industry may make it difficult to deploy new towers and antenna facilities.

The FCC, together with the FAA, regulates tower marking and lighting. In addition, tower construction and deployment of antenna facilities is impacted by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of new tower projects, which makes it more difficult and expensive to deploy towers and antenna facilities. The FCC is also considering changes to its rules regarding when routine environmental evaluations will be required to determine compliance of antenna facilities with its RF radiation exposure limits. If adopted, these regulations could make it more difficult to deploy facilities. In addition, the FAA has proposed modifications to its rules that would impose certain notification requirements upon entities seeking to (i) construct or modify any tower or transmitting structure located within certain proximity parameters of any airport or heliport, and/or (ii) contruct or modify transmission facilities using the 2500-2700 MHz radio frequency band, which encompasses virtually all of the BRS/EBS frequency band. If adopted, these requirements could impose new administrative burdens upon use of BRS/EBS spectrum.

Risks Relating to An Investment in Our Common Stock

Our operating results are subject to substantial quarterly and annual fluctuations and to market downturns.

We believe that our future operating results over both the short- and long-term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside management’s control. These factors include:

•	significant research and development costs;

•	research and development issues and delays;

•	the timing and costs of our Las Vegas launch;

•	the financial results of our PacketVideo subsidiary;

•	the timing of entering into network partner arrangements and the success of these partnerships;

•	spectrum acquisition costs;

•	manufacturing issues and delays;

•	fluctuating market demand for WiMAX services;

•	impact of competitive products, services and technologies;

•	changes in the regulatory environment;

•	the cost and availability of network infrastructure; and

•	general economic conditions.

These factors affecting our future operating results are difficult to forecast and could harm our quarterly or annual operating results and the prevailing market price of our securities. If our operating results fail to meet the financial guidance we provide to investors or the expectations of investment analysts or investors in any period, securities class action litigation could be brought against us and/or the market price of our securities could decline.

Our common stock is not currently listed on a national securities exchange and you may have limited ability to resell your stock, or may have to sell it at a discount.

Our shares are currently quoted on the Over-the-Counter Bulletin Board. Although we intend for our common stock to be quoted on The Nasdaq Global Market, we cannot predict the timing of the commencement of such quotation or the extent to which a trading market will develop or how liquid that market may become. If an active trading market does not develop or is not sustained, holders of our common stock may have difficulty selling their shares of our common stock.

Substantially all of our stock is or will be eligible for future sale which could depress the price of our stock.

Sales of substantial amounts of our common stock, or the perception that a large number of shares will be sold, could depress the market price of our common stock. Most of our stockholders are former stockholders of NextWave Telecom Inc. that received shares of our stock in connection with our emergence from bankruptcy. Accordingly, these stockholders may wish to sell their shares of stock upon receipt or shortly thereafter and may not be long-term investors in the company. After the effectiveness of this registration statement, [81,830,975] shares, representing 99.5% of the issued and outstanding shares, will be freely tradeable, subject to the volume and other restrictions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) imposed upon stockholders deemed to be our affiliates.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the price of our common stock to decline.

Allen Salmasi, our executive officers and others members of our Board of Directors will beneficially own or control approximately 49.3% of our common stock. Accordingly, Mr. Salmasi and the other members of the Board of Directors will be able to significantly influence matters that require stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or other significant corporate transactions. Our controlling stockholders may have interests that differ from your interests and may vote in a way with which you may disagree and which may be adverse to your interests. Corporate action may be taken even if other stockholders oppose them. These stockholders may also delay or prevent a change of control of us, even if that change of control would benefit our other stockholders, which could deprive our stockholders of the opportunity to receive a premium for their shares. The significant concentration of ownership of our common stock may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our shares adversely or if our operating results to not meet their expectations, the price of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry and securities analysts publish about us or our business. If these analysts fail to publish reports about us or if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock to decline. Moreover, if one or more analysts who cover us downgrade our common stock or if our operating results do not meet their expectations, the price of our common stock could decline.

The market price for our common stock may be volatile, which could cause the value of your investment to decline.

The stock market in general, and the stock prices of technology and wireless communications companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. Factors that may have a significant impact on the market price of our common stock include:

•
announcements concerning us or our competitors, including the selection of mobile WiMAX wireless communications technology by telecommunications providers and the timing of the roll-out of those systems;

•	receipt of substantial orders or order cancellations for integrated circuits and system software products for mobile WiMAX networks by us or our competitors;

•	quality deficiencies in technologies, products or services;

•	announcements regarding financial developments or technological innovations;

•	international developments, such as technology mandates, political developments or changes in economic policies;

•	lack of capital to invest in WiMAX networks;

•	new commercial products;

•	changes in recommendations of securities analysts;

•	government regulations, including FCC regulations governing spectrum licenses;

•	earnings announcements;

•	proprietary rights or product or patent litigation;

•	strategic transactions, such as acquisitions and divestitures; or

•	rumors or allegations regarding our financial disclosures or practices.

Our share price may be subject to volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.

From time to time, we may repurchase our common stock at prices that may later be higher than the market value of the share on the repurchase date. This could result in a loss of value for stockholders if new shares are issued at lower prices.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of the price of our common stock, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

Provisions of our charter documents could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to holders of our common stock, and could make it more difficult for you to change management.

Our Certificate of Incorporation and Bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in management that holders of our common stock might deem advantageous. Specific provisions in our Certificate of Incorporation and Bylaws include:

•	our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•
our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

•	any vacancies on the board of directors would be filled by a majority vote of the board;

•	our board of directors will be authorized to issue preferred stock without stockholder approval; and

•
we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

As a result of the provisions of our Certificate of Incorporation and Bylaws, the price investors may be willing to pay in the future for our common stock may be limited.

The issuance of a significant amount of additional common stock would result in dilution to our existing stockholders and could reduce our earnings per share, which in turn could negatively affect the market price of our common stock.

We may need to raise additional funds to fund our operations, to pay for an acquisition or to enter into a strategic alliance, and we might use equity securities, debt, cash, or a combination of the foregoing. If we use equity securities, our stockholders may experience dilution. A significant amount of our common stock coming on the market at any given time could result in a decline in the price of our common stock or increased volatility.

As a public company, we will need to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and if we fail to achieve and maintain adequate internal controls over financial reporting, our business, results of operations and financial condition could be materially adversely affected.

As a public company, our systems of internal controls over financial reporting will be required to comply with the standards adopted by the Public Company Accounting Oversight Board. We are presently evaluating our internal controls for compliance. During the course of our evaluation, we may identify areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and cost to us and require us to divert substantial resources, including management time, from other activities. We have commenced a review of our existing internal control structure and plan to hire additional personnel. Although our review is not complete, we have taken steps to improve our internal control structure by hiring dedicated, internal Sarbanes-Oxley Act compliance personnel to analyze and improve our internal controls, to be supplemented periodically with outside consultants as needed. However, we cannot be certain regarding when we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm the market value of our common stock. Any failure to maintain effective internal controls also could impair our ability to manage our business and harm our financial results.

As a result of being a public company, we will incur increased costs that may place a strain on our resources or divert our management’s attention from other business concerns.

As a public company, we will incur additional legal, accounting and other expenses that we did not incur as a private company. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition, which will require us to incur legal and accounting expenses. The Sarbanes-Oxley Act requires us to maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. We expect the corporate governance rules and regulations of the SEC will increase our legal and financial compliance costs and make some activities more costly and time consuming. These requirements may place a strain on our systems and resources and may divert our management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we are hiring and will continue to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge, which will increase our operating expenses in future periods.

We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

If the price of our common stock declines significantly, then our common stock may be deemed to be penny stock, which could adversely affect the liquidity of, and market for, our shares.

If our shares are considered penny stock, they would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on some national securities exchanges or quoted on Nasdaq. In this event, some brokers may be unwilling to effect transactions in our shares because of the additional obligations imposed. This could adversely affect the liquidity of our common stock and the ability of investors to sell our common stock. For instance, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. Also, a disclosure schedule must be prepared prior to any transaction involving a penny stock, and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Furthermore, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This registration statement and other reports, documents and materials we will file with the Securities and Exchange Commission (the “SEC”) contain, or will contain, disclosures that are forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements, which represent our expectations or beliefs concerning various future events, may contain words such as “may,” “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or other words of similar meaning in connection with any discussion of the timing and value of future results or future performance. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks, uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical results or those anticipated. These risks include, but are not limited to:

•	our limited relevant operating history;

•	our ability to manage growth or integrate recent or future acquisitions;

•	competition from alternative wireless technologies and other technology companies;

•	our ability to develop and commercialize mobile broadband products and technologies;

•	the ability of vendors to manufacture commercial WiMAX equipment and devices;

•	consumer acceptance of WiMAX technology;

•	the success of our WiMAX network launch in Henderson, Nevada;

•	our ability to enter into and maintain network partner relationships;

•	PacketVideo’s reliance on a limited number of mobile phone and device manufacturers and wireless carriers as customers;

•	changes in government regulations;

•	changes in capital requirements;

•	any loss of our key executive officers; and

•	the other risks described under “Risk Factors.”

There may also be other factors that cause our actual results to differ materially from the forward looking statements.

Because of these factors, we caution you that you should not place any undue reliance on any of our forward-looking statements. These forward-looking statements speak only as of the date of this registration statement and you should understand that those statements are not guarantees of future performance or results. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares covered by this reoffer prospectus. The selling stockholders will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this reoffer prospectus.

SELLING STOCKHOLDERS

Up to 12,708,867 shares of our common stock that we may issue in the future to participants in the Stock Incentive Plan or the CYGNUS Plan are being registered under the registration statement of which this prospectus is a part. Offers and sales by selling stockholders of any such shares issued in the future to participants in the Stock Incentive Plan or the CYGNUS Plan who are our “affiliates” (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

The selling stockholders are our current and future officers, directors, employees and consultants who will in the future receive shares of our common stock under the Stock Incentive Plan or the CYGNUS Plan. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this prospectus. The following table sets forth information as of December 6, 2006 with respect to beneficial ownership of our common stock by each selling stockholder whose identity is known as of the date of this prospectus. The address for each executive officer, director and employee listed below is c/o NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, CA, 92130.

	Number of Shares Owned Prior to Sales Under this Prospectus	Number of Shares Covered by this Prospectus	Percentage of Common Stock Beneficially Owned After All Currently Owned Shares Covered by this Prospectus Are Resold (7)
Executive Officers and Directors:		(6)
Allen Salmasi Chairman of the Board of Directors, Chief Executive Officer and President	23,963,967	(6)	28.6%
Frank A. Cassou Executive Vice President - Corporate Development and Chief Legal Counsel, Secretary	3,785,328	(6)	4.2%
George C. Alex (1) Executive Vice President - Chief Financial Officer	780,932	(6)	*
Roy D. Berger Executive Vice President - Chief Marketing Officer	853,994	(6)	*
Kevin M. Finn (2) Executive Vice President - Chief Compliance Officer	1,219,051	(6)	1.2%
Mark Kelley Executive Vice President - Chief Division Officer	309,331	(6)	*
Richard Kornfeld Executive Vice President - Chief Strategy Officer	268,127	(6)	*
Jim Madsen (3) Executive Vice President - Chief Business Development Officer	870,592	(6)	*
David B. Needham President, Network Solutions Group	714,073	(6)	*
R. Andrew Salony Executive Vice President - Chief Administrative Officer	850,268	(6)	*
Kenneth Stanwood (4) President and Chief Executive Officer - CYGNUS Communications	212,319	(6)	*
Douglas F. Manchester (5) Director	9,641,530	(6)	11.7%
Jack Rosen Director	216,832	(6)	*
Robert T. Symington Director	70,681	(6)	*
William H. Webster Director	166,666	(6)	*

* Represents beneficial ownership of less than 1%.
(1) Represents shares held by George C. Alex directly and indirectly through each of George C Alex Grantor Retained Annuity Trust and The Alex Family Foundation.
(2) Represents shares held by Kevin M. Finn directly and indirectly through KFMF Co.
(3) Represents shares held by Jim Madsen directly and indirectly through Jarrah Inc.
(4) Represents shares held by Kenneth Stanwood directly and indirectly through The K&G Stanwood Family Trust.
(5) Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP.
(6) In addition to shares owned as of the date of this prospectus that are covered by this prospectus set forth in the second column opposite the names of selling stockholders in the table above, up to an additional 2,445,914 shares of our common stock that we may issue in the future to participants in the Stock Incentive Plan or the CYGNUS Plan who are our “affiliates” (as such term is defined in Rule 405 under the Securities Act ) are covered by this prospectus. The number of additional shares to be issued under the Plan in the future, the identity of the recipients of such additional shares and the determination of whether any such recipient is an affiliate of ours are subject a number of factors that are not yet determinable.
(7) Assumes all shares of common stock offered hereby are sold.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus are being registered by us for the account of the selling stockholders.

The shares of common stock offered by this prospectus may be sold from time to time directly by or on behalf of the selling stockholders in one or more transactions on the Over-the-Counter Bulletin Board or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of these methods. The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. If a selling stockholder is an employee, officer or director of the Company, he or she will be subject to the Company’s policies concerning trading and other transactions in the Company’s securities.

The number of shares to be offered or resold under this prospectus by each selling stockholder or other person with whom he or she is acting in concert for the purpose of selling our shares, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act. This limitation will no longer apply after we meet the registrant requirements for the use of Form S-3 under the Securities Act.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in one or more transactions, which may involve crosses or block transactions, including:

•	on the Over-the-Counter Bulletin Board;

•	in the over-the-counter market;

•	in transactions otherwise than on the Over-the-Counter Bulletin Board or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or these other derivative securities are listed on an options or other exchange or otherwise;

•	through the settlement of short sales; or

•	any combination of the foregoing.

In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell the shares short and deliver these shares to close out short positions, or loan or pledge the shares to broker-dealers or other financial institutions that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. A selling stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our common stock by the selling stockholders and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our common stock to engage in market-making activities with respect to these shares. All of the foregoing may affect the marketability of shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

To the extent required, the shares to be sold, the names of the persons selling the shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We are bearing all of the fees and expenses relating to the registration of the shares of common stock. Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the shares will be borne by the selling stockholders. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the stock being offered hereby.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the common stock offered hereby.

EXPERTS
Ernst & Young LLP, an independent registered public accounting firm, audited NextWave Wireless LLC’s consolidated financial statements and schedule for the period from April 13, 2005 (inception) to December 31, 2005, as set forth in their report, included in NextWave Wireless Inc’s Prospectus filed pursuant to Rule 424(b)(3). We have incorporated by reference NextWave Wireless LLC’s consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated balance sheets of PacketVideo Corporation as of December 31, 2004 and 2003 and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in Nextwave Wireless Inc’s Registration Statement on Form S-4 and incorporated by reference herein in reliance upon the report of Moss Adams LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•	The Company’s prospectus filed with the Commission on November 16, 2006 pursuant to Rule 424(b) under the Securities Act;

•
The description of NextWave Wireless Inc.’s Common Stock, par value $0.001 per share (the “Common Stock”), in Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-137388), filed November 7, 2006, as amended, and including any amendment or report filed for the purpose of updating such description;

•	The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

•	NextWave Wireless LLC’s Quarterly Report on Form 10-Q/A for the quarterly period ended July 1, 2006; and

•	The Company’s Current Report on Form 8-K filed with the Commission on November 14, 2006; and

•	NextWave Wireless LLC’s Current Reports on Form 8-K filed with the Commission on September 22, 2006, September 8, 2006, August 25, 2006 and July 21, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment hereto, which indicates that all securities hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits Registrant’s board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of us, or serving or having served, at our request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102(b)(7) of the DGCL, Article VII of Registrant’s Certificate of Incorporation limits the liability of its directors and officers for any loss, claim or damage incurred by reason of any act or omission performed or omitted by such person on Registrant’s behalf and in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such person by Registrant’s bylaws. Registrant will advance the costs incurred by or on behalf of any director or officer in connection with any indemnified loss within 20 days after Registrant receives a detailed statement providing reasonable documentation of such costs and providing a written undertaking stating that such person will repay all advanced costs if it is later determined that such individual was entitled to indemnification by Registrant. We believe that the limitation of liability provision in Registrant’s by-laws will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

However, pursuant to Section 102(b)(7) of the DGCL, a director or officer will be liable for any act or omission (i) not performed or omitted in good faith or which such person did not reasonably believe to be in Registrant’s best interests or which involved intentional misconduct or knowing violation of the law or (ii) from which such person received an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.		Description

4.1	-	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A filed November 7, 2006)

4.2	-	Form of Station 4, LLC Warrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the “Form 10”))

4.3	-	Indenture, dated April 13, 2005, by and between NextWave Wireless LLC and JPMorgan Chase Bank, N.A., as trustee (with respect to $149,000,000 Non-Recourse Secured Notes) (incorporated by reference to Exhibit 4.3 to the Form 10)

4.4	-	Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)

4.5	-	Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8-K"))

4.6	-
Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)

5	-	Opinion of Weil, Gotshal & Manges LLP*

23.1	-	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.2	-	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm*

23.3	-	Consent of Weil, Gotshal & Manges LLP (included in its opinion which appears as Exhibit 5 to this Registration Statement)*

24	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)*

99.1	-	NextWave Wireless Inc. 2005 Stock Incentive Plan*

99.2	-	CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)

99.3	-	NextWave Wireless Inc. 2005 Stock Incentive Plan Award Agreement*
_____________
* Filed herewith.

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on this 5th day of December, 2006.

NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
Frank A. Cassou Executive Vice President - Corporate Development and Chief Legal Counsel, Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Frank A. Cassou, George C. Alex and Roseann Rustici, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allen Salmasi	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	December 5, 2006
Allen Salmasi

/s/ George C. Alex	Executive Vice President - Chief Financial Officer (Principal Financial Officer)	December 5, 2006
George C. Alex

/s/ Fran J. Harding	Senior Vice President - Corporate Controller (Principal Accounting Officer)	December 5, 2006
Fran J. Harding

/s/ Frank A. Cassou	Director	December 5, 2006
Frank A. Cassou

S - 1

Signature	Title	Date

/s/ Kevin M. Finn	Director	December 5, 2006
Kevin M. Finn
/s/ Douglas F. Manchester	Director	December 5, 2006
Douglas F. Manchester
/s/ Jack Rosen	Director	December 5, 2006
Jack Rosen
/s/ Robert T. Symington	Director	December 5, 2006
Robert T. Symington
/s/ William H. Webster	Director	December 5, 2006
William H. Webster

S - 2

EXHIBIT INDEX

Exhibit No.		Description

4.1	-	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A filed November 7, 2006)

4.2	-	Form of Station 4, LLC Warrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the “Form 10”))

4.3	-	Indenture, dated April 13, 2005, by and between NextWave Wireless LLC and JPMorgan Chase Bank, N.A., as trustee (with respect to $149,000,000 Non-Recourse Secured Notes) (incorporated by reference to Exhibit 4.3 to the Form 10)

4.4	-	Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)

4.5	-	Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8-K"))

4.6	-	Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)

5	-	Opinion of Weil, Gotshal & Manges LLP*

23.1	-	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.2	-	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm*

23.3	-	Consent of Weil, Gotshal & Manges LLP (included in its opinion which appears as Exhibit 5 to this Registration Statement)*

24	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)*

99.1	-	NextWave Wireless Inc. 2005 Stock Incentive Plan*

99.2	-	CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)

99.3	-	NextWave Wireless Inc. 2005 Stock Incentive Plan Award Agreement*
_____________
* Filed herewith.